                                                                  EXHIBIT 12.1

                               TYCO TOYS, INC.
            SCHEDULE OF COMPUTATIONS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)

                                                              YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------
                                               1991       1992        1993         1994         1995
                                            ---------  ---------  -----------  -----------  -----------
Income (loss) before income taxes and
 extraordinary loss .......................   $27,194    $30,136    $(83,340)    $(31,473)    $(28,234)
Add fixed charges:
 Interest expense .........................    19,676     13,274      23,487       30,913       28,026
 Portion of rent expense indicative of the
  interest factor therein .................     2,842      3,711       4,945        4,982        5,174
                                            ---------  ---------  -----------  -----------  -----------
  Total fixed charges .....................    22,518     16,985      28,432       35,895       33,200
                                            ---------  ---------  -----------  -----------  -----------
Earnings (loss) before income taxes and
 fixed charges ............................   $49,712    $47,121    $(54,908)    $  4,422     $  4,966
                                            =========  =========  ===========  ===========  ===========
Fixed charges .............................   $22,518    $16,985    $ 28,432     $ 35,895     $ 33,200
Preferred stock dividends .................        --         --          --        2,157        3,200
                                            ---------  ---------  -----------  -----------  -----------
Fixed charges and preferred stock
 dividends ................................   $22,518    $16,985    $ 28,432     $ 38,052     $ 36,400
                                            =========  =========  ===========  ===========  ===========
Ratio of earnings to fixed charges and
 preferred stock dividends ................       2.2x       2.8x         --[1]        --[1]        --[1]
                                            =========  =========  ===========  ===========  ===========

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   [1] For the years ended December 31, 1993, 1994 and 1995, the Company's earnings were insufficient to cover the fixed charges by $83,340, $33,630 and $31,434, respectively.